Exhibit 10.6
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                           FIVE N-B PROPERTIES, L.P.,
                                                                      as Seller,

                                      -and-



                         AMERIVEST BUILDINGS TEXAS INC.
                                                                   as Purchaser.



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                                CONTRACT OF SALE


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Premises:
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Date:
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                             HERRICK, FEINSTEIN LLP
                                 Two Park Avenue
                            New York, New York 10016
                        Attention: Dennis W. Russo, Esq.

                                    Schedules
                                    ---------



A        Description of the Land

B        Permitted Exceptions

C        Rent Roll and Security Deposits

D        Service Contracts




                                    Exhibits
                                    --------


A        Existing Mortgage

B        General Warranty Deed

C        Assignment and Assumption of Leases, Security Deposits, and Service
         Contracts

D        Notice to Tenants

E        Tenant Estoppel

F        Landlord Estoppel

                                TABLE OF CONTENTS



                                                                         Page
                                                                         ----
1.       Agreement to Sell and Purchase                                    1
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2.       Purchase Price                                                    1
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3.       Due Diligence Period/Closing                                      1
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4.       Closing Documents and Certain Payments                            2
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5.       Title                                                             5
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6.       Closing Adjustments.                                             10
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7.       Violations                                                       12
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8.       Leases                                                           14
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9.       Service Contracts.                                               16
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10a      Risk of Loss                                                     17
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11a      Escrow                                                           19
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12a      Condition of Property                                            21
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13a      Default by Purchaser; Liquidated Damages                         23
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14a      Purchaser's Right of Adjournment                                 24
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15a      Tax Certiorari                                                   25
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16a      Assignment by Purchaser                                          25
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17a      Notices                                                          26
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18a      Further Assurances                                               26
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19a      Vendee's Lien                                                    27
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20a      Title to Personal Property                                       27
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21a      Brokerage                                                        27
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22a      Intentionally Omitted                                            28
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23a      If Property Conveyed Subject to any Mortgages                    28
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24a      Intentionally Omitted                                            28
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25a      Miscellaneous                                                    28
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



     AGREEMENT made this ______ day of ________________, 1998, between Five N-B Properties, L.P., a Delaware limited partnership, having an office at
__________________ (hereinafter referred to as "Seller"), and AmeriVest Buildings Texas Inc., a Texas corporation, having an office at _____________________ (hereinafter referred to as "Purchaser").


                              W I T N E S S E T H :


     1. Agreement to Sell and Purchase. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth herein, the parcels of land described in Schedule A annexed hereto and made a part hereof (collectively, the "Land"), together with any buildings (collectively, the "Building") and other improvements, if any, on the Land. The Land, the Building, and any other improvements, if any, on the Land are sometimes collectively referred to herein as the "Property."

     2. Purchase Price. The purchase price for the Property shall be Three Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($3,625,000.00), and Purchaser shall pay the purchase price as follows:


          (a) Forty-Thousand and No/100 Dollars ($40,000.00) upon signing this Agreement by payment thereof to Escrow Agent (as hereinafter defined), the receipt of which is hereby acknowledged, subject to collection;

          (b) One Hundred Sixty Thousand and No/100 Dollars ($160,000.00) on June 15, 1998; and

          (c) Three Million Four Hundred Twenty-Five Thousand and No/100 Dollars ($3,425,000.00) reduced by the principal amount remaining unpaid as of the Closing Date (as hereinafter defined) under the Mortgage (defined below).

     The term "Mortgage" shall mean that certain mortgage and note, copies of which are annexed hereto as Exhibit A.

     3. Due Diligence Period/Closing. Purchaser acknowledges that commencing upon the execution of this Agreement, and continuing for a period which will expire on June 26, 1998 (the "Due Diligence Period"), Purchaser shall conduct its examinations, inspections, testing, studies, and/or investigations (herein collectively called the "Due Diligence") of the Property and information regarding the Property. Seller shall make the Property files available to Purchaser, or shall make copies thereof for Purchaser, for Purchaser's review during the Due Diligence Period. Purchaser shall have the right to meet with (or converse with) tenants (including their agents) of the Property only if accompanied by an authorized representative of Seller. Seller shall make an authorized representative available during normal business hours upon at least

24-hours notice to Seller by Purchaser. If Purchaser is not satisfied with the results of its Due Diligence, Purchaser may terminate this Agreement by written notice to Seller before 5:00 p.m. (Eastern Time) on the last day of the Due Diligence Period (time being of the essence), and, in the event of such termination, neither Seller nor Purchaser shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement, and Purchaser shall be entitled to the return of its deposits aggregating up to $200,000.00 as described in Paragraph 2 hereof.

     The closing of title hereunder shall occur at the offices of Herrick, Feinstein LLP, Two Park Avenue, New York, New York at 10:00 o'clock a.m. on July 15, 1998, unless the closing is adjourned, as and when permitted, in accordance with the provisions hereof (such date of closing of title as the same may be adjourned as provided above being herein referred to as the "Closing Date").

     4. Closing Documents and Certain Payments. Without limiting any other provisions hereof:

          (a) Seller shall deliver to Purchaser on or before the Closing Date the following:

               (1) The usual general warranty deed in proper statutory short form for recording, as set forth in Exhibit B, duly executed and acknowledged by Seller, so as to convey to Purchaser the fee simple title to the Property, free of all encumbrances, except as provided herein;

               (2) If Purchaser is taking title to the Property subject to a mortgage as described in Paragraph 2 above, then, a letter from such mortgage holder setting forth the following: (a) the amount of the unpaid principal of such mortgage, and the date the last payment of interest under such mortgage was made, (b) the date of maturity thereof, (c) the rate of interest thereon, and
(d) the amount of accrued and unpaid interest as of the Closing Date;

               (3) The instruments of assignment, without recourse, of any Leases (as hereinafter defined) and Service Contracts (as hereinafter defined) provided for herein, executed by Seller in the form annexed hereto as Exhibit C;

               (4) A notice to the tenants under the Leases executed by Seller in the form set forth in Exhibit D;

               (5) A check drawn to the order of the recording officer of the county in which the deed is to be recorded for any and all transfers taxes unless Seller elects that Purchaser shall pay such amount on behalf of Seller, in which event, Purchaser shall make payment of such amount at the closing, and such amount shall be allowed as a credit to Purchaser against the payment required to be made pursuant to Paragraph 2 hereof;

               (6) Purchaser shall have received, prior to Closing, executed estoppel letters which are not Materially Deficient Estoppel Letters (as defined below) from (i) NationsBank (collectively, the "Major Tenant"), and (ii) other tenants such that estoppel letters have been provided for Leases responsible for no less than eighty-five percent (85%) in aggregate of the base rent from each building included in the Property for the calendar month prior to closing. After the Due Diligence Period, Seller shall request estoppel letters from all of the tenants leasing space in the Property, and shall use commercially reasonable efforts to follow up with such tenants who do not promptly execute and deliver tenant estoppel letters. Prior to delivering an estoppel certificate to a tenant, Seller shall provide Purchaser three (3) business days to review the content of such estoppel letter and to respond to Seller with noted
discrepancies and suggested changes. All of such estoppel letters shall be substantially in the form which such tenant is required to provide pursuant to the terms of such tenant's Lease or, if no form is specified in any of the Leases, in the form of Exhibit E attached hereto and incorporated herein by this reference. In the event Seller cannot for any reason obtain a tenant estoppel letter from a tenant from which an estoppel letter is required, Seller, at its option, may deliver to Purchaser a landlord estoppel letter from Seller, in the form of Exhibit F attached hereto and incorporated herein by this reference. The liability of Seller under each landlord estoppel letter shall expire and be of no further force and effect on the one-year anniversary of the Closing Date; provided, however, that if Seller shall obtain an estoppel letter, which is not a Materially Deficient Estoppel Letter, from any such tenant after delivery of such Seller's estoppel letter with respect to such tenant, such landlord estoppel letter shall, as of the date of such tenant's estoppel letter, be without further force or effect. As defined herein, "Materially Deficient Estoppel Letter" shall mean an estoppel letter in which the applicable tenant discloses a Material Default on the part of the landlord or the tenant under its Lease or discloses another Material Matter (as such terms are defined below), which in each case was not included in the copy of such tenant's Lease delivered to Purchaser and was not actually known to Purchaser at the expiration of the Due Diligence Period. As used herein, a "Material Default" and a "Material Matter" shall mean a default or other matter relating to a Lease that, with respect to any Lease, would have an adverse effect on Purchaser in excess of Twenty-Five Thousand Dollars ($25,000.00). With respect to each Materially Deficient Estoppel Letter, Seller shall have the right to elect prior to closing either to:

                    (i) attempt to cure the Material Default or other Material Matter, in which event Seller shall have the right to adjourn the Closing, and
(a) if Seller shall cure such material default or other material matter, the Closing shall take place on a date to be designated by Seller, which date shall not be later than forty-five (45) days after the initial outside Closing Date, or (b) if Seller shall fail to cure such Material Default or Material Matter within such forty-five (45) day period, Seller shall elect to proceed under either clause (ii) or clause (iii) immediately below,

                    (ii) proceed with the Closing and deliver to Purchaser at Closing a landlord estoppel letter from Seller with respect to the applicable Lease, or

                    (iii) not cure such Material Default or Material Matter and not deliver a landlord estoppel letter, in which case Purchaser shall have the right to either (a) accept such Materially Deficient Estoppel Letter and proceed with the Closing, in which event the purchase price will be reduced by an amount not to exceed $50,000.00 determined by an independent appraiser selected by Seller and Purchaser, or (b) terminate this Agreement, in which event the $200,000.00 of deposits paid under Paragraph 2 hereof shall be repaid to Purchaser and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

               (7) Such instruments, agreements, or other documents as may be necessary or convenient in order to effectuate any of the provisions hereof, or requested by Purchaser or the Title Company to consummate the transactions contemplated herein, or to confirm any of the provisions hereof, which shall be executed, acknowledged, and/or sworn to before a notary public by Seller, as the case may be; provided that Seller shall not be required to take any additional risks, incur additional costs, or waive any rights not expressly required pursuant to this Agreement;

          (b) Purchaser shall deliver to Seller on or before the Closing Date the following:

               (1) The payment required on account of the purchase price in accordance with the provisions of Paragraph 2 hereof;

               (2) Proof that electric and gas accounts have been applied for by Purchaser with the applicable utility, and that any deposit required in connection therewith has been made by Purchaser;

               (3) The agreements or instruments of assumption and/or indemnity described in Paragraphs 8 and 9 hereof;

               (4) A payment to Seller of the amount of any net adjustments in favor of Seller;

               (5) An instrument of assumption of any mortgages to be assumed by Purchaser pursuant to the provisions hereof, in form and substance satisfactory to Seller, duly executed and acknowledged by Purchaser;

               (6) The payment of all sums due related to surveys or survey updates;

               (7) The payment to Seller of any amounts due Seller on the Closing Date pursuant to Paragraph 8 hereof;

               (8) If Purchaser is a corporation, then a copy of the resolution of the board of directors of Purchaser authorizing the transactions contemplated hereunder, including the execution and delivery of any note (or bond) and mortgage, and a certificate by the Secretary or Assistant Secretary of the corporation certifying such resolution and setting forth facts showing that the corporation is authorized in accordance with its certificate of incorporation, by-laws and at law to enter into the transactions contemplated hereby, including, without limitation, the execution and delivery of any note (or bond) and mortgage, if any, hereunder, and an incumbency certificate certifying the authority of the officer signing the documents to be delivered by Purchaser hereunder;

               (9) Payments in the amounts and to the appropriate parties as may be required in order to make any other payments due and payable to or on behalf of Seller hereunder;

               (10) Any other document required to be delivered or payment required to be made at the closing hereunder pursuant to the provisions hereof; and

               (11) Such instruments, agreements or other documents as may be necessary or convenient in order to effectuate any of the provisions hereof, or requested by Seller or the Title Company to consummate the transactions contemplated herein, or to confirm any of the provisions hereof, which shall be executed, acknowledged and/or sworn to before a notary by Purchaser, as the case may be; provided that Purchaser shall not be required to take any additional risks, incur additional costs, or waive any rights not expressly required pursuant to this Agreement.

          (c) All other de minimus, non-legal, and due diligence costs (i.e., title escrow charges) not otherwise allocated herein shall be split 50/50 between Seller and Purchaser.

     5. Title.

          (a) Purchaser acknowledges and agrees that the Property to be sold and conveyed pursuant to the provisions hereof may be subject to any and all of the matters described below (collectively "Permitted Exceptions"), and Purchaser shall accept title to the Property as of the Closing Date subject thereto:

               (1) Zoning regulations and ordinances, building restrictions and regulations of the city, town or village in which the Property is located which are not violated by the Building;

               (2) Encroachments of the Building (provided that the Title Company affirmatively insures that the same may remain undisturbed so long as the Building shall stand), nonstructural walls, lawns, walks, fences, cellar doors, sidewalk elevators, fire escapes, sheds, stoops, areas, steps, trim and cornices, balconies, ornamental columns, windows, door caps, keystones, ledges, pilasters, coping, or other similar projections or structures, if any, upon, under or above any street, highway, or any adjoining property, and any similar encroachments projecting upon, under or above the Property;

               (3) The lien of any real estate taxes, water frontage and/or meter charges, sewer rents, vault taxes and assessments, and any interest and penalties thereon, provided that apportionment thereof is made as provided herein;

               (4) Uniform Commercial Code financing statements or conditional bills of sale of record, provided that (i) such statements were filed on a date more than five (5) years prior to the Closing Date, and Seller executes and delivers to Purchaser an affidavit setting forth that the property covered thereby is no longer in the Property or is fully paid for, or (ii) a tenant is the debtor thereunder;

               (5) Any lien, encumbrance or lis pendens either (i) for which the instrument required to remove said encumbrance of record is delivered on or prior to the Closing Date to the proper party or the Title Company, together with the required recording or filing fee, or (ii) as to which the Title Company will insure Purchaser that the lien, encumbrance or lis pendens will not be collected out of or enforced against the Property;

               (6) The lien of any assessment which is or may become payable in annual installments of which any installment is then a charge or a lien, provided that apportionment thereof is made as provided herein;

               (7) Any state of facts an accurate survey made as of the Closing Date would show, provided that (i) such additional state of facts (except as otherwise set forth herein) does not render title unmarketable, and (ii) the Title Company will insure against;

               (8)  Any   covenants,   restrictions   and   easements  or  other
encumbrances of record (other than for the payment of money) provided that they do not prohibit the existence or present use of the Building;

               (9) Rights of electric, gas, steam, telephone, cable, water, and any other utility companies to lay, maintain, install, and repair pipes, lines, poles, conduits, cables, boxes, and related equipment upon, under, and above the Property;

               (10) Possible minor variations between the description of the Property on the tax maps and herein;

               (11) The lien of any unpaid federal or state income, estate, inheritance or transfer taxes, franchise taxes or general corporation taxes, provided that Seller, on the Closing Date, makes such deposit or undertaking as might be reasonably required by the Title Company in order to issue to Purchaser a policy of title insurance insuring against the collection thereof out of the Property;

               (12) The Service Contracts;

               (13) The Leases, any memoranda thereof, and any nondisturbance agreements with tenants or subtenants, whether or not recorded against the Property;

               (14) Any mortgages of record described in Paragraph 2 hereof, and any Uniform Commercial Code financing statements, assignments of rents, or any other security interests in connection with any such mortgages;

               (15) The standard printed exceptions and the title matters set forth in Schedule B in that certain certificate of title annexed hereto as Schedule B and made a part hereof; and

               (16) Any matter which the Title Company shall be willing, without special premium, to omit as an exception to coverage, or to insure against collection out of or enforcement against the Property.

          (b) Seller shall give, and Purchaser shall accept, title to the Property such as the Title Company shall be willing to insure, subject to the Permitted Exceptions.

          (c) Seller may use any portion of any payments due to Seller hereunder to satisfy any lien or encumbrance against the Property. In order to facilitate the satisfaction of any such liens or encumbrances, Purchaser shall, on the Closing Date, on behalf of Seller, make separate payments of any amounts due to Seller to such parties, as may be requested by Seller.

          (d) The amount of any unpaid tax assessments, with interest and penalties, to a date not less than two (2) business days after the Closing Date, shall be paid by Seller, or allowed to Purchaser out of the balance of the purchase price, and official bills therefor, with interest and penalties thereon figured to said date, shall be furnished by Seller at the closing.

          (e) Purchaser shall promptly after executing this Agreement order from Chicago Title Insurance Company, or another title insurance company which is reasonably acceptable to Seller ("Title Company"), a title examination, survey update, and search of violations, and shall cause a copy of the report, updated survey, and violation search to be delivered to Seller's attorneys concurrently with the delivery thereof to Purchaser's attorneys. Within ten (10) days after receipt of such title report, survey, or violation search, as the case may be, Purchaser or Purchaser's attorneys shall send to Seller's attorneys a written statement setting forth any items noted in such title report or survey which Purchaser deems a valid title objection (as hereinafter defined) in accordance with the provisions hereof, or any violations noted in such search, which Purchaser deems the obligation of Seller hereunder. If the statement provided above shall not be delivered as provided above, then any title exceptions noted in such title report or survey, or violations noted in such search, shall be deemed waived. Any title exceptions noted in such title report or survey, or violations noted in the search, which are not set forth in the statement of Purchaser or Purchaser's attorneys provided above, shall likewise be deemed waived.

          (f) Seller shall have the right, but not the obligation, to cure title objections constituting conditions of title varying from the state of title to be delivered in accordance herewith (collectively "valid title objections" and, individually, "valid title objection"), and to adjourn the closing from time to time to a date (the "Adjourned Date") specified by Seller upon ten (10) days' notice to Purchaser, but not beyond a date which is more than ninety (90) days after the Closing Date. If Seller elects to adjourn the closing, and cures the valid title objections on or before the Adjourned Date, then the closing shall occur on such Adjourned Date specified by Seller in accordance with the provisions hereof, without any reduction in the purchase price hereunder.

          (g) If Seller elects by notice at any time not to cure any valid title objection, or Seller fails to cure a valid title objection on or before the Adjourned Date, then Purchaser's sole right and remedy shall be, on the terms and conditions set forth below, either:

               (1) to declare this Agreement canceled;

               (2) to complete the purchase in accordance herewith without reduction or abatement in the purchase price; or

               (3) to elect to attempt to cure such valid title objection by setting aside into a mutually agreed escrow a portion of the purchase price, not to exceed $50,000.00, representing one hundred ten percent (110%) of the cost of curing the valid title objection as reasonably estimated by the Title Company, proceed to immediately close the purchase of the Property, and then work with the Title Company to cure the valid title objection. At the earlier of the curing of the valid title objection or twelve (12) months from the Closing Date, any funds in the escrow not utilized or specifically committed to be utilized for the aforesaid cure shall be returned to Seller.

          Purchaser shall exercise its option pursuant to clause (1) above by notice given to and received by Seller on the later of (i) five (5) days after the giving of Seller's notice to Purchaser that Seller will not cure all the valid title objections, and (ii) the Adjourned Date.

          If Purchaser exercises its option pursuant to clauses (1) or (3) above, then Purchaser shall be entitled to receive a refund of all sums theretofore paid on account of the purchase price; provided there is not in existence a Purchaser Closing Default (as hereinafter defined). Upon such cancellation, except as set forth in the preceding sentence, neither party shall have any further liability to the other party.

          If Purchaser shall fail to send a written notice to Seller exercising Purchaser's option set forth under clauses (1) or (3) above within the applicable period, then it shall be deemed that Purchaser exercised the option set forth in clause (2) above.

          Nothing contained herein shall be construed as a representation of the state of title to the Property, or to require Seller to bring any action or proceeding, or otherwise to incur any expenses, to render title to the Property insurable or marketable, or to cure any valid title objections. Any attempt by Seller to cure a title objection shall not be construed as an admission by Seller that such objection is a valid title objection hereunder.

          (h) All right, title, and interest of Seller, if any, in and to the land lying in the bed of the street road or avenue in front of, or adjoining, the Property to the center line thereof is included with the sale of the Property, and shall be deemed transferred to Purchaser under the deed for the Property to be delivered to Purchaser at the closing hereunder.

     6. Closing Adjustments.

          (a) The following items shall be apportioned between Seller and Purchaser as of the Closing Date:

               (1) Rents collected;

               (2) Interest on mortgages;

               (3) Real estate taxes on the basis of the fiscal year for which assessed; however, if the Closing Date shall occur before the tax rate is fixed, then the apportionment of real estate taxes shall be upon the basis of the tax rate theretofore in effect applied to the latest assessed valuation;

               (4) Water charges and [sewer rents] on the basis of the fiscal year for which assessed, subject to the provisions of subparagraph (c) below;

               (5) Fuel, if any, as estimated by Seller's fuel oil supplier, valued at the price therefor then charged by such supplier, including any applicable taxes;

               (6) Supplies, if any, in unopened containers valued at Seller's cost thereof, including any applicable taxes;

               (7) Charges under Service Contracts;

               (8) Utility charges for gas and electric service, if any;

               (9) Elevator inspection fees and any charges and fees for transferable licenses and permits apportioned ratably over the period covered;

               (10) Any leasing commissions, advertising costs, legal fees, and costs of construction incurred by Seller with respect to Leases entered into after the date hereof, and prior to the Closing Date; provided that the terms of the Lease and all such costs have, in advance, been submitted to and approved in writing by Purchaser. Such apportionments are to be made by prorating the total amount of such commissions, costs, and fees payable with respect to each such Lease over the period for which rent is payable under such Lease, without regard to any renewal periods; and

          (b) If, as of the Closing Date, the Property or any part thereof shall be, or shall have been, affected by an assessment or assessments which are or may become payable in annual installments of which the first installment is then a charge or lien, or has been paid, then the installment for the year in which the Closing Date occurs shall be apportioned between Seller and Purchaser as of the Closing Date, and Purchaser shall be responsible for any installments due thereafter.

          (c) If there be a water meter on the Property, then Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and, except as set forth below, the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time, shall be apportioned on the basis of such last reading. If, pursuant to any of the Leases, the tenant is obligated to pay water charges or vault taxes, such water charges, and the sewer rents attributable thereto, and vault taxes, as the case may be, shall not be apportioned, and Purchaser shall look solely to said tenant for the payment of same, and Purchaser shall take title subject to any such unpaid water meter charges, sewer rents, and vault taxes owing by such tenant or tenants, and same shall not be deemed a valid title objection.

          (d) (1) Supplementing the provisions of subparagraph (a) above, if, on the Closing Date, there are rents or other sums due to Seller from tenants for the month in which the Closing Date occurs, and/or the month prior thereto (collectively, the "Adjustment Period"), then Purchaser shall hold the first monies received from any tenants in trust for the benefit of Seller, and promptly remit the same to Seller to the extent required to pay such sums due to Seller.

               (2) Without limiting the provisions of subparagraph (a) above, Seller hereby reserves its right to any rents or other sums due from tenants for any period prior to the Closing Date, and reserves the right to bring legal proceedings directly against tenants for collection of any sums due Seller from such tenants. If requested by Seller, and, if necessary, to obtain standing in any such proceedings brought by Seller, Purchaser shall join as a party plaintiff in any such proceedings brought by Seller, and both Seller and Purchaser shall be represented by Seller's attorneys in such proceedings. However, Seller shall reimburse Purchaser for its actual and reasonable costs incurred in connection with any such proceedings in which Purchaser joins as provided above.

               (3) Where the Leases contain obligations for utility charges, rent escalation for taxes, labor, operating expenses or other factors, common area charges, insurance, or other forms of additional rent, and Seller shall have collected any portion of such charges for a period beyond the Closing Date, then the same shall be apportioned, and credit given to Purchaser for such period. If such charges have not been billed, or, if billed, have not been collected by Seller as of the Closing Date, then Purchaser shall (i) in good faith and with due diligence bill and collect such charges, and, when the amount of such additional rent is determined and collected by Purchaser from such tenants, the same shall be apportioned as provided herein, (ii) hold the first monies so received and apportioned to Seller in trust for the benefit of Seller, and (iii) promptly remit the amounts apportioned thereto to Seller to the extent required to pay the amounts due to Seller for the period up to the Closing Date.

               (4) If Purchaser receives any rents or other sums to which Seller shall be entitled under this Paragraph, then Purchaser shall hold the same in trust for the benefit of Seller, and promptly remit the same to Seller.

               (5) The provisions of this subparagraph shall survive the delivery of the deed hereunder.

          (e) Any income earned on the Escrow Fund will be used first to pay any amounts due to the Escrow Agent and then will be paid to the party entitled to such funds.

     7. Violations.

          (a) Except as set forth in subparagraphs (b) and (c) below, all notes, or notices of violations of law or municipal ordinances, orders, or requirements noted in, or issued by, any state or municipal department having jurisdiction against or affecting the Property on or before the Closing Date, shall be complied with by Seller, and the Property shall be conveyed free of the same. Seller shall furnish Purchaser with an authorization to make the necessary searches therefor.

          (b) If the cost (the "Violation Amount") of curing the violations for which Seller is responsible in accordance with the provisions of subparagraph
(a) above (the "Violations") exceeds $50,000.00 in the aggregate, Seller may, notwithstanding the provisions of subparagraph (a) above, elect not to cure such Violations. If Seller elects to attempt to cure the Violations, Seller shall have the right to adjourn the closing from time to time to a date (the "Suspended Date") specified by Seller upon five (5) days' notice to Purchaser, but not beyond a date which is more than ninety (90) days after the date of closing set forth in Paragraph 3 hereof as same may be extended. If Seller elects to adjourn the closing, and cures the Violations on or before the Suspended Date, then the closing shall occur on such date without any reduction in the purchase price. If Seller elects, by notice, at any time not to cure the Violations, or if Seller fails to cure the Violations on or before the Suspended Date, then Purchaser's sole right and remedy shall be, on the terms and conditions set forth below, either:

               (1) to declare this Agreement canceled, except as provided in subparagraph (c) below;

               (2) to complete the purchase in accordance herewith, with a credit against the purchase price in an amount equal to the Violation Amount, less any sums expended or incurred by Seller for curing the Violations, but without reduction or abatement in the purchase price; or

               (3) to elect to attempt to cure the Violations by setting aside into a mutually agreed escrow a portion of the purchase price, not to exceed $50,000.00, reasonably estimated by an expediter (with expertise in the removal of violations) chosen by both Seller and Purchaser, as one hundred ten percent (110%) of the cost of curing the Violations, proceed to immediately close the purchase of the Property, and then work to cure the Violation. At the earlier of the completion of all work to cure the Violation or twelve (12) months from the Closing Date, any uncommitted funds in the escrow not utilized or specifically committed to be utilized for the aforesaid cure shall be returned to Seller .

          Purchaser shall exercise its option pursuant to clause (1) above by notice given to and received by Seller on the later of (i) five (5) days after the giving of Seller's notice to Purchaser that Seller will not cure the Violations, and (ii) the Suspended Date.

          If Purchaser exercises its option pursuant to clause (1) above, then Purchaser shall be entitled to receive a refund of all sums theretofore paid on account of the purchase price; provided that there is not in existence a Purchaser Closing Default hereunder. Upon such cancellation, except as set forth in the preceding sentence, neither party shall have any further liability to the other party.

          If Purchaser shall fail to send a written notice to Seller exercising Purchaser's option set forth under clauses (1) or (3) above within the applicable period, then it shall be deemed that Purchaser exercised the option set forth in clause (2) above.

          (c) Notwithstanding the provisions of subparagraphs (a) and (b) above, Seller shall have the right, but not the obligation, in lieu of curing the Violations on or before the Closing Date, either of (i) depositing with Escrow Agent on the Closing Date a sum estimated to be sufficient to pay the cost of curing the Violations which remain uncured as of the Closing Date by a contractor ("Contractor") selected by Seller, and consented to by Purchaser (which consent shall not be unreasonably withheld or delayed), and delivering to Purchaser, at the closing, Seller's agreement (the "Violation Agreement") to promptly and diligently cure such Violations within one hundred twenty (120) days after the Closing Date so long as Purchaser grants Seller (and its agents) such access to the Property as may be reasonably required in order to cure such Violations, or (ii) allowing Purchaser a credit of one hundred ten percent (110%) of the sum estimated by Contractor to be sufficient to pay the cost of any of such Violations. Upon the occurrence of either of the events described in clauses (i) or (ii) above, Purchaser shall complete the purchase in accordance herewith without reduction or abatement in the purchase price. Seller shall be entitled to receive a refund of any deposit made pursuant to clause (i) above, and any income earned thereon when such Violations have been removed of record, and the work required to cure such Violations has been completed as determined by Contractor.

     8. Leases.

          (a) Seller represents as of the date hereof and as of the Closing Date, the following:

               (1) Annexed hereto as Schedule C is a schedule of the leases and the tenancies affecting the Property (such leases and tenancies, and any other leases and tenancies entered into after the date hereof, are hereinafter sometimes collectively referred to as the "Leases" and individually referred to as a "Lease");

               (2) There are no Leases other than as set forth in Schedule C;

               (3) All Leases are in writing except as set forth in Schedule C, and, if any Lease is not in writing, the material terms of the tenancy are set forth in Schedule C;

               (4) True and complete copies of all the written Leases referred to in Schedule C, including any extensions or modifications thereof or amendments thereto, have been exhibited to and initialed by Purchaser or Purchaser's representatives;

               (5) With respect to the Leases described in Schedule C, and except as stated in Schedule C annexed hereto:

                    (i) all such Leases are in full force and effect; and

                    (ii) Seller has received no notice from any tenant claiming a material default under any such Lease as a result of which said tenant has ceased to pay the rental required to be paid under its Lease or canceling such Lease.

          (b) Seller does not undertake or guarantee that any Lease will be in full force or effect on the Closing Date, and Purchaser agrees that the voluntary or involuntary removal of tenants or occupants before or after institution of summary proceedings, or otherwise, shall not give rise to any reduction or abatement in the purchase price hereunder, or other claim on the part of Purchaser against Seller. Seller shall not be obligated to re-rent any space which shall become vacant between the date hereof and the Closing Date. Seller shall not rent any space or renew leases of space at the Property without prior written approval of Purchaser.

          (c) At the closing, Seller shall assign to Purchaser, without recourse, all of Seller's right, title, and interest in and to each of the Leases which are in full force and effect on the Closing Date, and Purchaser shall assume all of the obligations on the part of Seller accruing after the
Closing Date under each of such Leases, and for any leasing brokerage commissions or other such fees due upon the exercise of any renewal options under any such Leases, or the leasing by any tenant of additional space at the Property. Purchaser agrees to indemnify and to hold Seller harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with such Leases, based on facts and circumstances occurring after the Closing Date, and/or any leasing brokerage commissions, or other such fees, due upon the exercise of any renewal options under any such Leases, or the leasing by any tenant of additional space at the Property. Seller agrees to indemnify and to hold Purchaser harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with such Leases based on facts and circumstances occurring before the Closing Date. The provisions of this subparagraph shall survive the delivery of the deed hereunder for one (1) year.

          (d) Included in Schedule C is a schedule of security deposits under the Leases. At the closing, Seller shall assign, without recourse, or turn over to Purchaser, the security deposits under the Leases to be assigned hereunder. Purchaser shall acknowledge, in writing, the receipt of such Security Deposits at the closing hereunder. Purchaser agrees to indemnify and to hold Seller harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with such Security Deposits caused by acts or omissions occurring on or after the Closing Date. Seller agrees to indemnify and to hold Purchaser harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with such Security Deposits caused by acts or omissions occurring before the Closing Date. The provisions of this subparagraph shall survive the delivery of the deed hereunder for one (1) year.

          (e) Without limiting the provisions of subparagraphs (c) and (d) above, Purchaser shall execute and deliver to Seller at the closing hereunder an instrument or agreement in form and substance satisfactory to Seller, confirming the assumption and indemnity provisions of subparagraphs (c) and (d) above.

     9. Service Contracts.

          (a) Annexed hereto as Schedule D is a schedule of certain service, labor, concession, and maintenance contracts, if any, affecting the Property (such contracts and any such other contracts entered into after the date hereof are hereinafter sometimes collectively referred to as "Service Contracts" and individually as a "Service Contract"), which Purchaser is to assume pursuant to the provisions of this Paragraph.

          (b) Seller does not undertake or guarantee that any Service Contract will be in force or effect on the Closing Date, and Purchaser agrees that the existence of any such Service Contract shall not give rise to any reduction or abatement in the purchase price hereunder, or other claim on the part of Purchaser against Seller. Seller shall not be obligated to replace any Service Contract which shall cease to be in effect between the date hereof and the Closing Date. Upon the receipt of the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller may renew any such Service Contracts or to enter into new Service Contracts; provided that, in no event, shall any such new Service Contract or renewal Service Contract at the Property provide for a cost which is more than ten percent (10%) greater than the current cost for such services, or a term of more than one (1) year, except as set forth below. Notwithstanding the foregoing, Seller may at any time, and from time to time, enter into Service Contracts on any terms which Seller, in Seller's sole discretion, shall decide, provided that (i) the term of such Service Contract shall either expire on the Closing Date or be on a month-to-month basis, or (ii) in the case of renegotiation of any union labor contract affecting the Property, the term of such union contract shall not exceed three (3) years, or be on less favorable terms than the terms and conditions of the union contract negotiated by the industry association, if any, or if there be no such industry association negotiated contract, then prevailing terms for such union contracts. At the closing, Seller shall assign to Purchaser, without recourse, all of Seller's right, title, and interest in and to, and Purchaser shall assume all of the obligations on the part of Seller accruing after the Closing Date under each of the Service Contracts which are in full force and effect on the Closing Date. Purchaser agrees to indemnify and to hold Seller harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with the Service Contracts based on facts and circumstances occurring on or after the Closing Date. Seller agrees to indemnify and to hold Purchaser harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with the Service Contracts based on facts and circumstances occurring before the Closing Date. The provisions of this Paragraph shall survive the delivery of the deed hereunder for one (1) year. Without limiting the foregoing provisions of this Paragraph, Purchaser shall execute and deliver to Seller at the closing hereunder an instrument in form and substance satisfactory to Seller and Purchaser confirming the assumption and indemnity provisions of this Paragraph.

     10 Risk of Loss.

          (a) The risk of loss or damage to the Property by fire or other casualty, until the Closing Date, is assumed by Seller, except for loss or damage arising out of or relating to the acts or negligence of Purchaser, which is assumed by Purchaser. Seller shall have the right, but not the obligation, at Seller's sole option, to restore the Property in the event of a fire or other casualty. Seller shall notify Purchaser of the occurrence of any such loss or damage within ten (10) days after such occurrence, or by the Closing Date, whichever first occurs, and by such notice, shall elect whether or not Seller shall attempt to restore the Property. If Seller elects to attempt to restore the Property, Seller shall have the right to adjourn the closing from time to time to a date (the "Completion Date") specified by Seller upon ten (10) days' notice to Purchaser, but not beyond a date which is more than ninety (90) days after the date of closing set forth in Paragraph 3 hereof. If Seller elects to adjourn the closing, and substantially completes the restoration of the Property on or before the Completion Date, then the closing shall occur on such adjourned closing date without any reduction or abatement in the purchase price hereunder. If Seller elects, by notice, at any time, not to make such restoration, or if Seller fails to complete the restoration on or before the Completion Date, then Purchaser's sole right and remedy shall be, on the terms and conditions set forth below, as follows:

          If a material part of the Property is damaged by fire or other casualty, then Purchaser shall have the right either:

               (1) to declare this Agreement canceled; or

               (2) to complete the purchase in accordance with the provisions hereof without reduction or abatement in the purchase price.

          Purchaser shall exercise its option pursuant to clause (1) above by notice given to Seller, and received by Seller on the earlier of (i) within five
(5) days after the giving of Seller's notice to Purchaser that Seller will not restore the Property, and (ii) the Completion Date.

          If Purchaser exercises its option pursuant to clause (1) above, then Purchaser shall be entitled to receive a refund of all sums theretofore paid on account of the purchase price; provided that there is not in existence a

Purchaser Closing Default. Upon such cancellation, except as set forth in the preceding sentence, neither party shall have any further liability to the other party.

          If Purchaser shall fail to send a written notice to Seller exercising Purchaser's option set forth under clause (1) above within the applicable period, then it shall be deemed that Purchaser exercised the option set forth in clause (2).

          If an immaterial part of the Property is damaged by fire or other casualty, then Purchaser shall complete the purchase in accordance with the provisions hereof, without abatement or reduction in the purchase price.

          If Purchaser exercises its option pursuant to clause (2) above, or, if an immaterial part of the Property is damaged by fire or other casualty, then, subject and subordinate to the rights of any holder of any mortgage affecting the Property, Seller shall turn over to Purchaser the net proceeds (after legal and other expenses of collection) actually collected by Seller under the provisions of such hazard insurance policies, if any, covering such damage, to the extent that they were attributable to such damage to the Property, less any sums expended or incurred by Seller for restoration of the Property, and Seller shall assign, without recourse, Seller's right to any insurance payments, if any, not yet received by Seller attributable to such damage to the Property, less any unrecouped sums theretofore expended or incurred by Seller for the restoration of the Property, and any legal and other expenses of collection.

          (b) If, prior to the Closing Date, all or any part of the Property is taken by eminent domain, then Seller promptly thereafter shall give notice thereof to Purchaser.

          If a material part of the Property is taken by eminent domain, then, upon such taking, this Agreement shall be deemed canceled, and Purchaser's sole right and remedy shall be to receive a refund from Seller of all sums theretofore paid on account of the purchase price (provided Purchaser is not in default in any of its obligations hereunder) and, except as set forth above, neither party shall have any further liability to the other hereunder.

          If an immaterial part of the Property is taken by eminent domain, or, in the event of a change of legal grade or temporary taking, then Purchaser shall nonetheless complete the purchase in accordance with the provisions hereof, without reduction or abatement in the purchase price. However, if an immaterial part of the Property is taken by eminent domain, then Seller shall, upon closing, subject and subordinate to the rights of any holder of a mortgage affecting the Property, (i) turn over and deliver to Purchaser the net proceeds of any award or other proceeds of such taking which may have been collected by, and not previously used for, restoration, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment without recourse of Seller's rights, if any, to any such award or other proceeds which may be payable as a result of such taking.

          (c) The provisions of this Paragraph shall govern and control even if inconsistent with any applicable law.

     11. Escrow. The amount paid upon signing of this Agreement shall be held in escrow by the Title Company ("Escrow Agent"), together with any income earned thereon (such principal and income being hereinafter sometimes collectively referred to as the "Escrow Fund") in accordance with the terms and conditions set forth below. Any amount deposited with Escrow Agent pursuant to the provisions of Paragraph 7(c) hereof shall be held in escrow by Escrow Agent, together with any income earned thereon (such amount and any income earned thereon being hereinafter sometimes collectively referred to as the "Violations Fund"), in accordance with the terms and conditions set forth below. The Escrow Fund and Violations Fund are hereinafter collectively referred to as the "Fund."

          (a) Escrow Agent shall have the right, but not the obligation, to invest the Fund in federally insured savings accounts, and shall not be liable for any losses suffered in connection with any such investment.

               (1) the balance of the Escrow Fund shall be the property of and shall be paid over to:

                    (i) Seller, upon closing, in accordance with the provisions hereof;

                    (ii) Purchaser, if, prior to payment over to Seller, as provided in clause (i) above, shall be entitled to return of the payments which Purchaser made on account of the purchase price hereunder, pursuant to the terms and conditions hereof; or

                    (iii) as may otherwise be provided in subparagraph (c) below.

               (2) the balance of the Violations Fund shall be the property of, and shall be paid to Seller, when Seller shall be entitled to receive a refund thereof pursuant to the provisions of Paragraph 7(c) hereof, or as may otherwise be provided in subparagraph (c) below,

          (b) Except in connection with the closing hereunder as provided below, to obtain a payment from the Fund as provided above, a party ("Requesting Party") shall deliver or mail to Escrow Agent at Two Park Avenue, New York, New

York 10016, Attention: Dennis W. Russo, Esq., and to the other party at the address set forth above, a notice that Requesting Party is entitled to a payment out of the Fund as provided above.

          If Escrow Agent does not receive a notice from the other party within fifteen (15) days of the mailing or delivery, as the case may be, of such notice from Requesting Party, then Escrow Agent shall pay over the balance of the Fund to Requesting Party. If, within fifteen (15) days after the mailing or delivery, as the case may be, of such notice, Escrow Agent shall have received a statement from the other party that Requesting Party is not entitled thereto pursuant to the provisions hereof, and directing Escrow Agent not to deliver to Requesting Party the balance of the Fund, then Escrow Agent shall, at its sole option either:

                    (i) deliver to the court the balance of the Fund , or

                    (ii) retain the balance of the Fund until one of the following shall have occurred:

                         (A) The other  party  shall have  failed to commence an
action in a court of competent jurisdiction against Requesting Party to resolve why Requesting Party shall not be entitled to the payment of the Fund within thirty (30) days after delivery or mailing, as the case may be, of Requesting Party's notice, by serving a summons and complaint on Requesting Party, and delivering to Escrow Agent a copy thereof, together with an affidavit of service within such thirty- (30) day period, in which event, Escrow Agent shall, except to the extent provided below, pay over the Fund to Requesting Party;

                         (B) There shall have been  served upon Escrow  Agent an
order or judgment duly entered in a court of competent jurisdiction setting forth the manner in which the Fund is to be paid out and delivered, in which event, Escrow Agent shall, except to the extent provided below, deliver the balance of the Fund as set forth in such order or judgment; or

                         (C) The parties shall have  delivered to Escrow Agent a
statement executed by both of the parties setting forth the manner in which the Fund is to be paid out and delivered, in which event, Escrow Agent shall, except to the extent provided below, deliver the balance of the Fund as set forth in such statement.

               Upon closing hereunder, Escrow Agent shall pay over to Seller the balance of the Escrow Fund.

          (c) Escrow Agent shall not be liable to either Seller or Purchaser in connection with its performance as Escrow Agent hereunder other than for its willful misconduct. Purchaser and Seller shall indemnify and hold harmless Escrow Agent from any and all claims, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or in connection with the Escrow Fund (including, without limitation, the collection of any amounts due or payable to Escrow Agent), and any actions of Escrow Agent in connection therewith, other than Escrow Agent's willful misconduct.

          (d) Upon delivery of the balance of the Escrow Fund as provided in subparagraphs (b) and (c) above, Escrow Agent shall be relieved of all liability, responsibility, or obligation with respect to or arising out of the Escrow Fund. Upon delivery of the balance of the Violations Fund as provided in subparagraphs (b) and (c) above, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Violations Fund.

          (e) Escrow Agent shall be entitled to rely upon the truth and accuracy of any statement from Purchaser or Seller without any independent investigation or verification by Escrow Agent.

          (f) Escrow Agent shall be entitled to retain attorneys of its choice in connection with the Escrow Fund, and to charge the fees and any disbursements of any such attorneys and any amounts due Escrow Agent under subparagraph (d) above against the Fund, and, notwithstanding anything to the contrary contained herein, any such amounts shall be paid by Escrow Agent out of the Fund before any other payments shall be required to be made from the Fund. Escrow Agent shall be entitled to rely on advice of its attorneys, and Escrow Agent shall not be liable to either Purchaser or Seller for any action taken in reliance on such advice.

          (g) Escrow Agent may represent Seller in any dispute or action related hereto, including any litigation arising hereof.

     12. Condition of Property. Purchaser has inspected the Property and is thoroughly acquainted with the physical condition thereof. Seller has not made, does not make, and is unwilling to make, any representations as to the condition, income, expenses, leases, tenants, use, operation, or any other matter or thing affecting or relating to the Property or title thereto, or the transactions contemplated hereby, except as may otherwise expressly be set forth herein. Purchaser hereby expressly acknowledges and represents that, except as may otherwise expressly be set forth herein, no such representations have been made.

          Without limiting the generality of the foregoing, but except as may otherwise be specifically provided herein, Purchaser has not relied on any representations or warranties, and Seller has not made any representations or warranties, in either case express or implied, as to (i) the current or future real estate tax liability, assessment, or valuation of the Property; (ii) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar of dissimilar to those enumerated; (iii) the compliance of the Property, in its current or any future state, with applicable zoning ordinances, and the ability to obtain a variance in respect to any non-compliance, if any, with said zoning ordinances; (iv) the availability of any financing for the purchase, alteration, rehabilitation, or operation of the Property from any source, including, but not limited to, the state, city, or federal government, or any institutional lender;
(v) the current or future use of the Property, including, but not limited to, the use of the Property for commercial purposes; (vi) the current or future condition and operating state of any and all machinery or equipment on the Property, or any other improvements to the Property or their suitability for rehabilitation or renovation; (vii) the state of title to the Property; and
(viii) the presence or absence of violations of law or municipal ordinances, orders or requirements.

          Purchaser agrees to take title to the Land, including, without limitation, the Building and any other improvements to the Land, "as is" and in its present condition, subject to reasonable wear and tear, casualty (except to the extent provided in Paragraph 10 hereof), and natural deterioration between the date hereof and the Closing Date, and subject to any changes (i) required to be made by law, or pursuant to any of the Leases; (ii) made by Seller in the ordinary course of operation of the Property consistent with Seller's prior practices; or (iii) which do not materially and adversely affect the value of the Property. Between the date hereof and the Closing Date, Seller shall continue to operate the Property in a manner consistent with Seller's prior practices.

          Without limiting the foregoing provisions of this Paragraph, Purchaser represents that Purchaser is not relying upon information not embodied herein, including, without limitation, any statement or representation, express or implied, warranties, guarantees, promises, "set-ups," or other information not embodied herein, made by Seller, or by any real estate broker, agent, employee, servant, or other person representing, or purporting to represent Seller. The representations and obligations of Seller contained herein shall survive for one
(1) year after the delivery of the deed hereunder, except to the extent that a longer period is expressly provided herein.

          Seller represents and warrants that neither the Property nor Seller, nor, to the best of Seller's knowledge, any previous owner of the Property, is in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or any remedial obligations under any applicable laws, rules, or regulations pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and Seller further represents and warrants that there are no facts, conditions, or circumstances known to Seller which could result in any such investigation or inquiry if such facts, conditions, and circumstances, if any, were fully disclosed to the applicable governmental authority. Seller represents and warrants that it has not obtained and it is not required to obtain, by reason of any environmental laws, rules, or regulations, any permits, licenses, or similar authorizations to construct, occupy, operate, or use any buildings, improvements, fixtures, or equipment in connection with the Property constructed or to be constructed. Seller represents and warrants that it has no knowledge of any oil, toxic, or hazardous substances or solid wastes having been disposed of or released on the Property, or any asbestos within the improvements, except as set forth herein.

     13. Default by Purchaser; Liquidated Damages.

          (a) If Purchaser defaults in any of its obligations to close the transactions contemplated hereunder, or if Purchaser shall:

               (1) apply for or consent to the appointment of a receiver, trustee, or liquidator for it or them or for any of its or their property, or, if such receiver, liquidator, or trustee shall be appointed by order of a court of competent jurisdiction, and shall not have been discharged within thirty (30) days;

               (2) admit in writing an inability to pay its, his, or their debts as they mature;

               (3) make a general assignment for the benefit of creditors;

               (4) be adjudicated a bankrupt or insolvent, or, if a petition for reorganization is granted; or

               (5) file a voluntary petition seeking reorganization, or an arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law or statute, or file an answer admitting the material allegations of a petition filed against Purchaser in any proceedings under any such law, or, if any such petition is consented to or is not dismissed, canceled, or terminated within thirty (30) days, then, in any of the events described above, Seller may cancel this Agreement, and shall have the rights set forth in subparagraphs (b) and (c) below.

          (b) If this Agreement shall be terminated or canceled, and Purchaser is in default in its obligations pursuant to Paragraph 4(b) hereunder other than as a result of any action or omission of Seller that is not in compliance with this Agreement, the damages of Seller, while substantial, would be difficult or impossible to determine with mathematical precision. A default by Purchaser in its obligations pursuant to Paragraph 4(b) other than as a result of any action or omission of Seller that is not in compliance with this Agreement is referred to herein as a "Purchaser Closing Default." In the event of a Purchaser Closing Default, Seller shall be entitled to, as liquidated damages, any payments due from Purchaser upon the execution hereof, and any other payments made hereunder, together with any income earned thereon. The parties agree that the provisions of this Paragraph represent an agreed measure of damages and are not to be deemed a forfeiture or penalty.

          (c) If Seller cancels this Agreement pursuant to subparagraph (a) above, and Purchaser has not committed a Purchaser Closing Default, then Purchaser shall be entitled to receive a refund of all sums theretofore paid on account of the purchase price. Upon such cancellation, except as set forth in the preceding sentence, neither party shall have any further liability to the other party.

          (d) Without limiting the provisions of subparagraph (a) above, if any check delivered to or on behalf of Seller, including, but not limited to, on account of the down payment, or any other portion of the purchase price, shall be dishonored for any reason whatsoever and shall not be replaced with valid funds within four (4) business days after notice thereof, it shall be deemed a material default by Purchaser hereunder, and Seller may, in that event, cancel this Agreement and, notwithstanding such cancellation, be entitled to recover the amount of said check in addition to any other sums Seller may be entitled to hereunder.

          (e) If at any time a check or other instrument for the payment of money or on behalf of Seller delivered by Purchaser pursuant to the provisions hereof is dishonored for any reason whatsoever, and shall not be replaced with valid funds within four (4) business days after notice thereof, without limiting the foregoing provisions of this Paragraph, Purchaser shall reimburse Seller for the costs (including, but not limited to, reasonable attorneys' fees) of collection of any check or other instrument. The provisions of this subparagraph shall survive the delivery of the deed hereunder.

     14. Purchaser's Right of Adjournment. Purchaser shall have a one time right to adjourn the closing to a date which is not more than nineteen (19) days after the date of closing set forth in Paragraph 3 hereof by giving Seller notice thereof at least fifteen (15) days prior to the date of closing set forth in such Paragraph 3, provided that time shall be of the essence against Purchaser with respect to such Adjourned Date, and, provided, further, that Purchaser delivers to Escrow Agent with such adjournment notice $100,000 representing an additional deposit on account of the purchase price hereunder. Except as set forth in this Paragraph, Purchaser shall have no right to adjourn the closing.

     15. Tax Certiorari. If there be any tax certiorari proceedings or tax protest proceedings pending with respect to the Property, then, after deducting the cost of such proceedings, including attorneys' fees, all benefits obtained, including, without limitation, any tax refunds attributable to (a) any tax year ended prior to the Closing Date shall be the property of and shall be paid to Seller, (b) any tax year commencing after the Closing Date may be retained by Purchaser, and (c) the tax year in which the Closing Date occurs shall be the property of and shall be paid to Seller, subject to apportionment between Seller and Purchaser as of the Closing Date.

          Seller reserves the right to prosecute any such proceedings for the tax year in which the Closing Date occurs, and any preceding tax years by attorneys selected by Seller, and to settle any such proceedings without the consent of Purchaser. If requested by Seller, Purchaser shall join as a party plaintiff in any such proceedings, and both Seller and Purchaser shall be represented by Seller's attorneys in such proceedings. Purchaser shall deliver to Seller, upon demand, receipted tax bills and canceled checks used in payment of such taxes, and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller.

          If Purchaser receives any benefits to which Seller shall be entitled under this Paragraph, Purchaser shall hold the same in trust for the benefit of Seller, and promptly remit the same to Seller.

          The provisions of this Paragraph shall survive the delivery of the deed hereunder.

     16. Assignment by Purchaser. The rights of Purchaser hereunder may only be assigned by Purchaser to a wholly owned subsidiary of Purchaser subject to the following:

          (a) the assignee, executing and delivering to Seller within five (5) days after the making of such assignment, an assumption of this Agreement in form and substance reasonably satisfactory to Seller; and

          (b) Purchaser executing and delivering to Seller a guarantee of the assignee's obligations hereunder, and any instruments or agreements made pursuant to the provisions hereof, on or before, or in connection with the closing hereunder, in form and substance satisfactory to Seller.

          (c) Notwithstanding any such consent or assignment, Purchaser shall not be released from any liability hereunder.

     17. Notices. Any notice or communication which may be given or is required to be given pursuant to the terms hereof shall be in writing, and shall be personally delivered or mailed by certified or registered mail, return receipt requested, to the other party at such party's address set forth above, or at the following facsimile numbers: (914) 381-9622 for Seller, and (303) 421-3410 for Purchaser, and, in the case of Seller, with a copy to:


                           Herrick, Feinstein LLP
                           Two Park Avenue
                           New York, New York 10016
                           Attention: Dennis W. Russo, Esq.
                           Facsimile No: (212) 889-7577

and, in the case of Purchaser, with a copy to:

                           Bearman Talesnick & Clowdus P.C.
                           1200 Seventeenth Street, Suite 2600
                           Denver, Colorado  80202
                           Attention: Alan L. Talesnick, Esq.
                           Facsimile No. (303) 572-6511

          A notice or communication which is mailed shall be deemed to be given three (3) business days after the date of mailing. A notice or communication which is personally delivered, including delivery by facsimile, shall be deemed to be given on the first business day after the date of delivery.

          Any party may designate a different address for the purpose of the service of notices hereunder by giving notice thereof in accordance with the provisions of this Paragraph.

          Attorneys for a party shall be authorized to give (but not receive) notices on behalf of such party. Written adjournments and/or extensions in time signed by an attorney for a party shall be binding upon that party.

     18. Further Assurances. Purchaser, upon request of Seller, and Seller, upon request of Purchaser, each from time to time, on or before the Closing Date or at any time thereafter, shall do such things and execute and deliver any instruments, agreements or other documents requested by the other which are necessary or convenient in order to evidence or confirm any of the agreements of the parties hereunder, or to effectuate any of the provisions hereof, including, without limitation, executing and delivering at the closing hereunder a separate agreement of indemnity confirming the indemnity provisions hereof.

     19. Vendee's Lien. All sums paid on account hereof, and the reasonable expenses of examination of title to the Property and of the survey of the Property, if any, paid by Purchaser in connection therewith, are hereby made liens on the Property, to the extent, if any, Purchaser is entitled to reimbursement thereof from Seller in accordance with the provisions hereof, but such liens shall not continue after a Purchaser Closing Default.


     20. Title to Personal Property.

          (a) All fixtures and other property attached or appurtenant to the Property which are owned by Seller are included in this sale, subject, however, to any title matters. Without limiting the generality of the foregoing, such fixtures and other property include the central installations for the plumbing, heating, and electrical systems attached to the Property. Purchaser acknowledges and agrees that other than expressly provided herein, Seller makes no representation in connection with such fixtures and other property, and Seller expressly disclaims any implied warranties of merchantability or fitness for a particular purpose.

          (b) Although no part of the purchase price has been allocated to personalty, and, therefore, it is not anticipated that any sales or use taxes shall be due and payable, Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with any sales or use taxes which may now or hereafter be imposed upon Seller or the Property with respect to the sale of personal property, if any. The provisions of this subparagraph shall survive the delivery of the deed hereunder.

     21. Brokerage. Purchaser and Seller each hereby represents for itself that other than the exceptions set forth below, no broker, licensed or otherwise, brought about this transaction, brought the Property to its attention, or had any communication with it in regard to the same. There are no exceptions to the foregoing with respect to Seller, and the only exceptions with respect to Purchaser are Grubb & Ellis, Colorado Bighorn Corporation, and N.E. Cohen & Associates (collectively, the "Brokers"). Purchaser is responsible for paying fees of these Brokers. Each of Seller and Purchaser agrees (i) to give testimony to such effect in any case, action, or proceeding instituted by any real estate broker, and (ii) to indemnify and hold the other harmless from and against any and all claims, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with any claim made by any person claiming any fee or commission through the indemnifying party with respect to the sale of the Property. The provisions of this Paragraph shall survive the delivery of the deed hereunder.

     22. Intentionally Omitted

     23. If Property Conveyed Subject to any Mortgages. If the Property is to be conveyed subject to any mortgage, then the following shall apply:

          (a) At the closing hereunder, Purchaser shall pay to Seller the amount of any escrow or other deposits that originally were paid by or for the account of Seller under any such mortgages, and, upon payment, thereof Seller shall assign such deposits to Purchaser. The foregoing does not include security deposits under the Leases or any other deposits or escrows paid by or on behalf of third parties.

          (b) At Purchaser's sole option, it shall be a condition to Purchaser's obligation to close hereunder that, as of the Closing Date, any such mortgages shall not be in default as a result of the delivery of the deed hereunder, nor shall Seller have received any notice of default prior to the Closing Date from the holder of any such mortgages which remain uncured as of the Closing Date.

          (c) If any such mortgage and/or the note or bond secured by such mortgage does not contain a clause which exculpates Seller from any personal liability thereunder, and provides that the sole recourse of the holder thereof shall be against the Property, or, if there are any guarantors or endorsers of such mortgage and/or note or bond, then at the closing, Purchaser shall assume such mortgage.

     Seller represents that such mortgage is assumable by Purchaser with only de minimus charges/reimbursements due to the holder thereof. Any such expenses shall be split 50/50 between Seller and Purchaser.

     24. Intentionally Omitted.

     25. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (b) Neither this Agreement nor any provision hereof may be waived, amended, discharged, or terminated except by instrument in writing signed by the party against which the enforcement of such waiver, amendment, discharge, or termination is sought, and then, only to the extent set forth in such instrument.

          (c) It is understood and agreed that all understandings and agreements heretofore made between the parties hereto are merged herein which alone fully and completely express their agreement.

          (d) Whenever the context shall require, the singular shall include the plural, the plural shall include the singular, and words of any gender shall be deemed to include words of any other gender. As used herein, "Purchaser" shall mean each individual or other entity signing this Agreement both individually and collectively. If two or more persons or entities constitute Purchaser hereunder, then they shall be jointly and severally liable for the obligations of Purchaser hereunder, and Seller and Escrow Agent may rely on, and all of such persons shall be bound by, any writing executed by any one or more of them.

          (e) The terms "herein," "hereof" or "hereunder" or similar terms used herein refer to the entire Agreement and not to the particular provision in which the term is used unless the context otherwise requires.

          (f) The captions herein are for convenience and reference only, and in no way define, limit, or describe the scope of this Agreement, or the intent of any provision hereof.

          (g) This Agreement shall be interpreted without the aid of any presumption against the party drafting or causing the drafting of the provision in question.

          (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, and their permitted assigns.

          (i) This Agreement shall not be binding upon Seller until executed and delivered by Seller.

          (j) Purchaser shall not record this Agreement without the written consent of Seller.

          (k) Any payments to be made by Purchaser hereunder to, on behalf of, or at the request of, Seller or Escrow Agent shall be made by unendorsed certified check, or bank check endorsed by Purchaser, subject to collection. Notwithstanding the foregoing, any payment made on account of the purchase price, except for the payment made upon execution hereof, shall be made by wire transfer of federal funds to Seller to a bank account designated by Seller. Any payment made by wire transfer shall not be deemed to have been made until confirmed as received by Seller's bank and credited to Seller's account.

          (l) If there be any reference herein to Purchaser's lender, then, any such reference herein, shall not in any manner imply that financing is a condition to Purchaser's obligations hereunder.

          (m) Whenever herein Purchaser is entitled to receive a refund of all sums theretofore paid on account of the purchase price, Seller shall also reimburse Purchaser for the net cost of examination of title to the Property (but not in excess of the Title Company's charges for examining title without issuance of a title policy), if any, paid by Purchaser, and the reasonable cost of a visual inspection of survey of the Property, if any, paid by Purchaser in connection therewith.

          (n) Purchaser represents that Purchaser has full power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby, and neither the entering into hereof, nor the consummation of the transactions contemplated thereby, will constitute a violation or breach by Purchaser of any agreement or other instrument to which Purchaser is a party, or to which it is subject, or by which any of its assets or property may be affected or any judgment, order, writ, injunction, or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule, or regulation of any governmental authority.

          (o) In the event any action is commenced by either party with regard hereto, the party which prevails on the merits in any such action shall be entitled to receive reasonable attorneys' fees and expenses incurred in connection with the


               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK action from the opposing party. This remedy is without prejudice to any and all of Purchaser's and Seller's other rights hereunder, at law, in equity, or otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                               Seller:   FIVE N-B PROPERTIES, L.P.

                                   By:    Three Darts Corp., general partner


                                   By:    /s/ Gerald L. Antell
                                          --------------------------------------
                                          Name:      Gerald L. Antell
                                          Title:     Partner


                            Purchaser:    AMERIVEST BUILDINGS TEXAS INC.


                                   By:     /s/ James F. Etter
                                           -------------------------------------
                                           Name:      James F. Etter
                                           Title:     President



                             Purchaser represents that its tax identification
                            number is _________________________ .


Executed solely for the purpose of accepting the Escrow on the terms and conditions set forth in Paragraph 11 hereof.

                                         Chicago Title Insurance Company


                                         By:
                                             -----------------------------------